UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported):  April 10, 2006

M.B.A. Holdings, Inc.
(Exact name of registrant as specified in its Charter)

Nevada	0-28221	87-0522680
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

9419 E. San Salvador, Suite 105, Scottsdale, AZ 85260

(Address of principal executive offices, including zip code)

(480) 860-2288

(Registrant's telephone number)

Item 4.01	Changes in Registrant’s Certifying Accountant.

On April 10, 2006, Semple & Cooper, LLP (S & C) submitted its letter of resignation as the auditor of record for M.B.A. Holdings, Inc. (the “Registrant”). The resignation was accepted on that day by the Audit Committee of the Registrant. The search for a replacement auditor has commenced with the scheduling of interviews with qualified accounting firms.

In the past two years and subsequent interim period, S & C had qualified their opinion to the financial statements of the Registrant due to a going concern scope limitation. The auditor’s report on the same financial statements contained no adverse opinion, or disclaimer of opinion, nor was modified as to accounting principles.

The Registrant had no disagreements in the past two years and subsequent interim period with the former auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement(s) in connection with their report.

S & C had noted in the past year that a material weakness exists in the internal controls over newly acquired assets. It was noted that the recent experiences with Blue Sky Motorcycle Rental clearly indicated that these controls needed to be reinforced in order to create an acceptable level of control over those assets. The Registrant has recognized these weaknesses and has established a group to evaluate those controls and to recommend changes to those internal controls to the Board of Directors.

The Registrant has not over the past two years and interim period consulted with other accounting firms regarding completed or proposed transactions, reported events, or the type of opinion that might be rendered on its financial statements.

The Registrant has made the contents of this Form 8-K filing available to S & C and requested them to furnish a letter to the Securities and Exchange Commission as to whether S & C agrees, or disagrees with, or wishes to clarify the Registrant’s expression of their views. This Form 8-K will be amended upon receipt of the letter from S &C and the letter will be filed as Exhibit 16 to such amendment.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit
Number        Description

   16            Letter of Semple & Cooper, LLC to the SEC - To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M.B.A. Holdings, Inc.

Date: April 12, 2006	By:	/s/ Gaylen M. Brotherson

Gaylen M. Brotherson Chief Executive Officer